EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163110, 333-172483 and 333-196642 on Form S-3 and in Registration Statement Nos. 333-116573, 333-168794 and 333-200542 on Form S-8 of our reports dated November 15, 2016, relating to the consolidated financial statements of Beazer Homes USA, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2016.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 15, 2016